AFBI Selected Data COMPANY HIGHLIGHTS $924.7 million in assets $751.8 million in loans $734.3 million in deposits 1.22% growth in loans 5.67% growth in deposits $129.5 million in equity As of 2026 Q1 2026

AFBI Selected Data COMPANY HIGHLIGHTS 24.7% increase in earnings from Q1 2025 $2.3 million in Q1 2026 earnings $0.36 diluted EPS (1) See Non-GAAP Reconciliation 24.1% increase in diluted EPS from Q1 2025 Return on Assets 1.00% Return on Equity 7.19%

AFBI Selected Data Loan Composition as of March 31, 2026

AFBI Selected Data Deposit Composition as of March 31, 2026

AFBI Share Information

AFFINITY BANCSHARES INC.

NON-GAAP RECONCILIATION

Non-GAAP Reconciliation	For the Three Months Ended March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Operating net income reconciliation					
Net income (GAAP)	$ 2,284	$ 2,132	$ 2,217	$ 2,152	$ 1,831
Net loss on securities available for sale and held to maturity	—	260	—	—	—
ESOP Compensation expense related to dividend	—	225	220	210	211
Income tax expense	—	(107)	(48)	(46)	(46)
Operating net income	$ 2,284	$ 2,510	$ 2,389	$ 2,316	$ 1,996
Weighted average diluted shares	6,297,092	6,322,749	6,427,697	6,457,397	6,547,817
Adjusted diluted earnings per share	$ 0.36	$ 0.40	$ 0.37	$ 0.36	$ 0.30
Tangible book value per common share reconciliation					
Book Value per common share (GAAP)	$ 21.24	$ 20.84	$ 20.25	$ 19.66	$ 19.25
Effect of goodwill and other intangibles	(2.94)	(2.95)	(2.91)	(2.86)	(2.85)
Tangible book value per common share	$ 18.30	$ 17.89	$ 17.34	$ 16.80	$ 16.40
Tangible equity to tangible assets reconciliation					
Equity to assets (GAAP)	14.00%	14.41%	13.55%	13.29%	13.40%
Effect of goodwill and other intangibles	(1.71)%	(1.79)%	(1.72)%	(1.71)%	(1.75)%
Tangible equity to tangible assets (1)	12.29%	12.62%	11.83%	11.58%	11.65%

(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.

NEWTON FEDERAL® AFFINITY — BANK® — FITNESS BANK